EXHIBIT 99.1
GMX RESOURCES INC.
FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Sr.	Ken L. Kenworthy, Jr.
Executive V. P., CFO	President, CEO
405.600.0711 x316	405.600.0711 x311

GMX RESOURCES INC. Announces Record Preliminary Revenues, Net Income and Discretionary Cash Flow for Year End 2006 and Fourth Quarter Results and Upcoming Conference Call and Web-cast

Oklahoma City, Oklahoma, Monday, February 26, 2007 GMX RESOURCES INC., NASDAQ GM: ‘GMXR’; (visit www.gmxresources.com to view the most recent Company presentation and for more information on the Company) today announces the Company’s preliminary results for the fourth quarter and year ended December 31, 2006. Net income applicable to common stock for the fourth quarter of 2006 was $1,230,892 compared to $3,586,376 in 2005. This decrease was due primarily to an average sales price decrease of $2.93 per MCFE or 28%, as well as preferred dividends in the 4th quarter of 2006 of $.83 per MCFE compared to none in 2005. Diluted earnings were $.11 per share for the fourth quarter of 2006 compared to $.33 per share in the 2005 fourth quarter. Net income applicable to common stock for the year ended December 31, 2006 was $7,176,258 compared to $7,156,096 in 2005. Total production increased from 2.2 BCFE in 2005 to 4.3 BCFE in 2006, but average sales prices decreased $1.20 per MCFE and total expenses decreased $.34 per MCFE in 2006 compared to 2005 while our deferred income tax provision (non-cash expense) increased $.24 per MCFE, partially offsetting this improvement. Diluted earnings per common share were $.64 in 2006 compared to $.79 per share in 2005.

Revenues for the fourth quarter 2006 were $10,289,212 compared to $8,743,992 in 2005. During the fourth quarter 2006 average sales prices for natural gas were $7.11 per MCF compared to $10.35 in 2005. Oil prices in the fourth quarter 2006 were $58.54 per BBL compared to $57.39 per BBL for the same period 2005. Revenues for the year 2006 were $32,032,688 compared to $19,192,704 for the year 2005. Average sales prices for natural gas for the year 2006 were $7.03 per MCF compared to $8.52 per MCF for the year 2005. Oil average sales prices for the year 2006 were $63.22 per BBL compared to $53.35 for the year 2005. All natural gas prices take into consideration the price hedges we put in place during 2006.

Net cash provided by operating activities was a record of $38.3 million for 2006, compared with $16.3 million in 2005, an increase of 135%. Discretionary cash flow, a non-GAAP measure, was $21.1 million compared to $12.5 million in 2005, an increase of 70%. For the 4th quarter 2006 net cash provided by operating activities was a record $23.3 million compared to $9.3 million in 2005. Discretionary cash flow, a non-GAAP measure, was $6.8 million in the fourth quarter of 2006 compared to $6.3 million in 4th quarter 2005.

Mr. Ken Kenworthy, Jr., President and CEO of GMXR, stated, “Our 2006 production increased 94% to 4.3 BCFE (94% natural gas) and we expect to double our volume again in 2007. Our current production rate is 18 MMCFE/d compared to 8.5 MMCFE/d at this time last year. We drilled 65 gross and 34.8 net wells in 2006 and our 2007 plans are to drill 119 gross and 68.6 net wells. We currently have 7 rigs drilling vertical Cotton Valley wells on our 100% and joint venture properties. Current production of our 2 producing horizontal wells is as follows; Cadenhead #6H is 2,126 mcfgpd and the first horizontal, the Baldwin #5H is 1,094 mcfgpd. The frac on GMXR’s third horizontal well, the

Cadenhead #9H, should begin approximately March 12, 2007.” In addition Mr. Kenworthy added, “Penn Virginia Oil & Gas, L.P. (“PVOG”), a subsidiary of Penn Virginia Corporation (NYSE: PVA) and our joint venture partner had a hearing February 9, 2007 to establish optional 20 acre spacing for the Carthage North Field. It was un-protested and GMXR supported it. An order could be issued by mid-March 2007. This down-spacing in our field could have a significant positive impact on future reserve estimates.”

GMXR will announce year end results, discuss its fourth quarter 2006 earnings and give an operational update in a conference call and web-cast February 27, 2007 at 12:00 PM EST/11:00 AM CST/10:00 AM MST/9:00 AM PST. This conference call and web-cast will be followed with a question and answer session. Individuals can participate via telephone by dialing 1-800-909-7113 and referring to conference ID “GMX” five to ten minutes before the scheduled start of the conference call or access the conference call via Internet web-cast by logging on to the Company’s website at www.gmxresources.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. You can find the Internet web-cast link under the Investor Relations tab where you will be required to register your name and email address. You must have either Microsoft Media Player or Real Player to access the conference call. During the conference call periodically the company’s most recent presentation, on its website will be utilized. An on-demand replay of the teleconference call will be available until March 31, 2007 by calling 1-800-688-9445 referring to conference ID “GMX” and the web-cast will be available on GMXR’s website for 30 days.

GMX RESOURCES INC. is a rapidly growing, E & P company with high quality unconventional gas resources, currently drilling wells in its Cotton Valley (CV) Gas Resource Play on the Sabine Uplift; Carthage North Field, East Texas, Panola & Harrison County, developing its Upper CV “Tight Gas Sands” and Lower CV Bossier “Gas Shales”, also containing Travis Peak/Hosston Sands & Pettit Sands and Limes. These key resource layers provide repeatable organic growth for the Company; Core Area 99% of NAV; 94% Natural Gas. Headquartered in Oklahoma City, Oklahoma, GMXR has interests in 177 gross/ 102.02 net producing wells and operates 60% of its reserves. The Company’s strategy is to develop its resource play with multiple rigs, increase production, grow its natural gas reserves and continue to build shareholder value.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.

GMX Resources Inc. and Subsidiaries
Consolidated Balance Sheet
As of December 31, 2005 and December 31, 2006 (Unaudited)

	December 31,	December 31,
	2005	2006
ASSETS		(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$2,392,497	$4,959,749
Accounts receivable--interest owners	74,971	64,185
Accounts receivable--oil and gas revenues	4,188,451	5,766,286
Derivative Instruments	—	1,175,669
Inventories	247,364	373,420
Prepaid expenses	10,028	1,284,904
Total current assets	6,913,311	13,624,213

OIL AND GAS PROPERTIES, AT COST, BASED ON THE FULL COST METHOD OF
ACCOUNTING FOR OIL AND GAS PROPERTIES	68,920,264	174,175,157
Less accumulated depreciation, depletion, and amortization	(9,992,867)	(16,874,796)
	58,927,397	157,300,361

OTHER PROPERTY AND EQUIPMENT	17,044,734	43,097,326
Less accumulated depreciation	(1,793,781)	(3,742,057)
	15,250,953	39,355,269

OTHER ASSETS	11,610	42,680

TOTAL ASSETS	$81,103,271	$210,322,523

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$7,809,387	$24,658,305
Accrued expenses	419,130	3,236,536
Accrued interest	25,430	314,181
Revenue distributions payable	317,232	513,416
Short Term loan	5,100,000	—
Current portion of long-term debt	345,967	251,447
Total current liabilities	14,017,146	28,973,885

LONG-TERM DEBT, LESS CURRENT PORTION	1,410,035	41,568,836

OTHER LIABILITIES
Revenue suspended	1,026,661	1,109,047
Asset retirement obligation	2,212,233	2,162,886
Deferred income taxes	1,212,100	5,026,927
	4,450,994	8,298,860
SHAREHOLDERS’ EQUITY
Preferred stock, par value $.001 per share, 10,000,000 shares authorized:
Series A Junior Participating Preferred Stock, 25,000 shares authorized, none issued and outstanding 9.25% Series B Cumulative Preferred Stock, 3,000,000 shares authorized, 2,000,000 shares issued and outstanding (aggregate liquidation preference: $50,000,000)	—	2,000

Common stock, par value $.001 per share--authorized 50,000,000 shares; issued and outstanding 9,975,310 shares in 2005 and 11,242,136 shares in 2006.	9,975	11,242
Additional paid-in capital	50,965,235	113,265,614
Retained earnings	10,249,886	17,426,144
Other comprehensive income	—	775,942
Total shareholders’ equity	61,225,096	131,480,942

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$81,103,271	$210,322,523

GMX Resources Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005	2006
REVENUE:
Oil and gas sales	$8,681,597	$10,247,520	$19,026,050	$31,882,072
Interest income	62,395	41,692	161,434	150,285
Other income	—	—	5,220	331
Total revenue	8,743,992	10,289,212	19,192,704	32,032,688

EXPENSES:
Lease operations	507,350	1,573,174	2,070,286	4,478,805
Production and severance taxes	598,865	(182,540)	1,241,338	464,822
Depreciation, depletion, and amortization	1,453,861	2,823,142	3,982,079	8,046,173
Interest	(31,120)	276,100	142,409	824,055
General and administrative	1,416,560	2,036,094	3,388,396	5,828,865
Total expenses	3,945,516	6,525,970	10,824,508	19,642,720

Income before income taxes	4,798,476	3,763,242	8,368,196	12,389,968

INCOME TAX PROVISION:
Current	—	—	—	—
Deferred	1,212,100	1,376,100	1,212,100	3,415,100
Total Income Tax Provision	1,212,100	1,376,100	1,212,100	3,415,100

Net Income	3,586,376	2,387,142	7,156,096	8,974,868

Preferred Stock Dividends	—	1,156,250	—	1,798,610

Net Income applicable to common stock	$3,586,376	$1,230,892	$7,156,096	$7,176,258

EARNINGS PER SHARE - Basic	$0.35	$0.11	$0.81	$0.65
EARNINGS PER SHARE - Diluted	$0.33	$0.11	$0.79	$0.64
WEIGHTED AVERAGE COMMON SHARE-Basic	10,115,349	11,238,525	8,797,529	11,120,204
WEIGHTED AVERAGE COMMON SHARE-Diluted	11,027,592	11,408,746	9,102,181	11,283,265

GMX Resources Inc and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended December 31,
	2005	2006
CASH FLOWS DUE TO OPERATING ACTIVITIES
Net Income	$7,156,096	$8,974,868
Adjustments to reconcile net income
to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	3,982,080	8,046,173
Deferred income taxes	1,212,100	3,415,100
Non cash stock compensation expense	—	662,341
Amortization of loan fees	112,349	29,610
Decrease (increase) in:
Accounts receivable	(2,666,101)	(1,567,049)
Inventory and prepaid expenses	(56,852)	(1,430,543)
Other assets	43,273	(31,070)
Increase (decrease) in:
Accounts payable	5,487,870	16,848,918
Accrued expenses and liabilities	309,842	3,106,157
Revenue distributions payable	742,446	278,571

Net cash provided by (used in) operating activities	16,323,103	38,333,076

CASH FLOWS DUE TO INVESTING ACTIVITIES
Additions to oil and gas properties	(26,019,690)	(104,412,090)
Purchase of property and equipment	(13,529,312)	(26,160,709)
Net cash provided by (used in) financing activities	(39,549,002)	(130,572,799)

CASH FLOWS DUE TO FINANCING ACTIVITIES
Advance on borrowings	10,701,763	78,861,250
Payments on debt	(7,608,056)	(43,896,969)
Proceeds from sale of common stock	21,662,143	14,528,107
Proceeds from Series B preferred stock	—	47,113,197
Dividends paid on Series B preferred stock	—	(1,798,610)
Net cash provided by (used in) financing activities	24,755,850	94,806,975

NET INCREASE (DECREASE) IN CASH	1,529,951	2,567,252

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	862,546	2,392,497

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,392,497	$4,959,749

CASH PAID FOR INTEREST	$116,979	$683,486

GMX Resources Inc.
Non-GAAP Supplemental Information - Discretionary Cash Flows (1)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2006	2005	2006

Net Income	$3,586,376	$2,387,142	$7,156,096	$8,974,868

Non cash charges:
Depreciation, depletion, and amortization	1,453,861	2,823,142	3,982,080	8,046,173
Deferred income taxes	1,212,100	1,376,100	1,212,100	3,415,100
Non cash stock compensation expense	—	215,319	—	662,341
Amortization of loan fees	68,637	12,690	112,349	29,610

Non-GAAP discretionary cash flow	$6,320,974	$6,814,393	$12,462,625	$21,128,092

Reconciliation of GAAP “Net cash provided by
operating activities” to Non-GAAP
“discretionary cash flow”

Net cash provided by operating activities	$9,296,774	$23,266,212	$16,323,103	$38,333,076
Adjustments:
Changes in operating assets and
liabilities	(2,975,800)	(16,451,819)	(3,860,478)	(17,204,984)

Non-GAAP discretionary cash flow	$6,320,974	$6,814,393	$12,462,625	$21,128,092

(1)
Discretionary cash flow represents net cash provided by operating activities before changes in assets and liabilities. Discretionary cash flow is presented because management believes it is a useful financial measure in addition to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that discretionary cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities. Discretionary cash flow is widely used by professional research analysts and investors in the comparison, valuation, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.